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Exhibit 10.14

October 7, 2003

Mr. Jorge Celaya
648 Regester Avenue
Towson MD 21212

Dear Jorge:

        I am excited to extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer, SITEL Corporation.

Position, Location and Starting Date:

        Your position as Executive Vice President and Chief Financial Officer reports directly to me and is based in Omaha, Nebraska. In this position you will be a key member of SITEL's Executive Committee. Your anticipated starting date is no later than November 10, 2003.

Compensation:

        You will be granted options for 300,000 shares of SITEL common stock immediately upon your joining the company at the then current fair market value per our option plan. The options will be issued as incentive stock options to the fullest extent permitted by Internal Revenue Code Section 422 and the remainder will be issued as non-qualified stock options. The option agreement will provide that your options will vest in equal annual installments over 3 years, or earlier in the event of a change in control of the company (as defined in Section 13(b) of our option plan). Your option agreement will also provide that if you are terminated without cause (as defined in the option agreement) within two years of your start date, then the vesting of the options will be accelerated upon the effective date of your termination without cause and will remain exercisable for the balance of such two-year period. All other terms of the options will be in accordance with our stock option program as approved by the Compensation Committee.

        Your base salary will be $290,000 annually and paid in bi-weekly installments. In recognition of the 2003 bonus income and certain other benefits with your current employer that you are foregoing by joining SITEL, you will be paid $100,000 on January 15, 2004. You are eligible for an annual bonus in future years of up to 100% of your base salary based on company performance and in accordance with SITEL's Executive Committee Bonus Plan as approved by our Board and Compensation Committee each year.

Benefits:

        You are eligible for medical, dental, vision, disability, and life insurance benefits as well as the pre-tax spending account program called Flex Choice. A summary of these benefits was provided earlier. In addition you are eligible for an Executive Long Term disability plan and a non-qualified executive retirement plan which allows for a deferral of 25% of base salary and 100% of bonus.    Certain restrictions apply to these benefit plans and full details will be provided to you upon request and otherwise following your first day of employment.

Severance:

        If you are terminated without cause or for reasons related to change in control (each such term defined in the same manner as above) within two years of your start date, you will be paid a lump sum equal to your base salary for the number of months remaining in such two-year period (provided however that if termination occurs within the last six months of such two-year period, the severance will be a lump sum equal to six months base salary). If you are terminated without cause after such two-year period, you will be paid severance in a lump sum equal to six months base salary.

Relocation:

        To assist you with your move to Omaha from Baltimore MD, SITEL will extend to you the executive relocation program. Details of the move costs which would be paid on your behalf or reimbursed to you were described in the materials provided earlier. Should you be required to repay your current employer for expenses related to your move from California to Baltimore, SITEL will reimburse these expenses upon presentation of invoice and/or documentation of the expenses.

        Jorge, we are extremely pleased that you have chosen to accept SITEL's offer of employment and look forward to working with you as you begin making your mark on SITEL's future growth and profitability.

Sincerely,

/s/  JIM LYNCH

Jim Lynch
CEO
SITEL Corporation

ACCEPTANCE

/s/ JORGE CELAYA Jorge Celaya	October 7, 2003 Date

        This letter and your acceptance do not constitute an employment contract or a guarantee of continued employment. Employment with the company remains at will.

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  Exhibit 10.14